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                                                                       EXHIBIT 8


                         THE UNITED STATES OF AMERICA

                        SMALL BUSINESS ADMINISTRATION

                                   LICENSE

This is to certify that Eastern Virginia Small Business Investment Corporation a Virginia Corporation with its principal office located at Virginia Beach, Virginia is hereby licensed as a Small Business Investment Company under the Small Business Investment Act of 1958, as amended, to provide equity capital, long-term loans and management assistance to small businesses for their operations, growth, expansion and modernization.

This License is not assignable or transferable without the prior approval of the Small Business Administration.

The aforesaid Licensee is authorized to conduct its operations in the areas described in its license application

Issued at Washington, D.C. on May 14, 1996

                                                             [sig]
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                                                         Administrator